Exhibit 10.14

January 1, 2023

Mr. Alexander F. Stern

3887 Purchase Street

Purchase, NY 10577

Dear Alex:

This consulting agreement sets forth the terms upon which you shall be retained by Lazard Frères & Co. llc (the “Company”) to provide consulting services to the Company as an independent contractor.  You shall have the title of Senior Advisor.

1.Term.  The term of this consulting agreement shall be for a period extending from January 1, 2023 (the “Effective Date”) until March 31, 2023 (the “Expiration Date”), unless earlier terminated by you or the Company.  The consulting relationship between you and the Company may be terminated at any time for any reason.  The period of time from the Effective Date through the Expiration Date or, if earlier, the date on which you cease providing services to the Company is herein referred to as the “Term”.

2.Services.  During the Term, you shall provide consulting services to the Company regarding strategic matters on the terms and subject to the conditions of this consulting agreement.  You agree that you will obtain advance written approval from Scott Hoffman before providing services to or becoming engaged by any other individual or entity.

3.Compensation and Related Matters.  (a)  Fee.  For all services rendered pursuant to this consulting agreement during the Term, you shall be paid independent consultant fees at the rate of $10,000 per month, which shall be paid monthly in arrears.

(b)Tax Matters.  To the extent consistent with applicable law, the Company shall not withhold or deduct from any amounts payable under this consulting agreement any amount or amounts in respect of income taxes or other employment taxes of any other nature on your behalf.  You will be issued a Form 1099.  You shall be solely responsible for the payment of any federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to you under this consulting agreement.

4.Independent Contractor Status During the Term.  (a) It is understood by the parties hereto that you shall at all times during the Term be an independent contractor with respect to the Company and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like by the agreements contained herein.

(b)You shall not have any authority to act as an agent of the Company or its affiliates, except on authority specifically so delegated in a prior writing from a duly authorized officer of the Company or one of its affiliates, and you shall not represent to the contrary to any person.  You shall not have or claim to have, under any circumstances, power of decision hereunder to obligate, bind or commit the Company in any respect.  You shall not (i) make any management decisions on behalf of the Company or (ii) undertake to commit the Company to any course of action in relation to third persons.  Although the Company may specify the results it desires you to achieve during the Term and may control and direct you in that regard, the Company shall not exercise or have the power to exercise such level of control over you as would indicate or establish that a relationship of employer and employee exists between the Company and you.  Subject to the terms of this consulting agreement, you shall have full and complete control over the manner and method of rendering independent contractor services hereunder.

5.Miscellaneous.  (a) Amendment.  This consulting agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.  The terms of this consulting agreement may not be amended orally.

(b)Representation.  You hereby represent to the Company that the execution and delivery of this consulting agreement by you and the Company and your performance of your duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound.  In addition, you acknowledge and agree that you will be subject to the Company’s policies and procedures, including with respect to the use of confidential information, limitations on personal securities trading and disclosures regarding your other business activities and associations (e.g., directorships).  Further, you acknowledge that you remain subject to continued compliance with any restrictive covenants contained in the award agreements governing your outstanding equity compensation or deferred awards in accordance with their respective terms.

(c)Other Agreements; Integration.  On March 31, 2022, you entered into an agreement with Lazard Ltd (the “Letter Agreement”) relating to the Retention and Noncompetition and Other Covenants, dated as of March 29, 2019, by and among you, Lazard Ltd and Lazard Group LLC.  Nothing herein shall modify your rights and obligations pursuant to the Letter Agreement, which shall remain in full force and effect in accordance with its terms.  Except as provided by the Letter Agreement, your rights and obligations shall in all respects be governed by the terms of this consulting agreement, and you acknowledge and agree that this consulting agreement contains the complete understanding and agreement between you and the Company concerning your provision of consulting services to the Company, your compensation therefor and the other matters covered herein.  You represent and warrant that, in accepting this consulting assignment, you are not relying on any representations to you by the Company regarding this consulting assignment or the terms and conditions of your anticipated consulting assignment except as expressly set forth in this consulting agreement.  You may accept this consulting agreement, and it shall become a binding agreement between you and the Company, by returning an executed copy of this consulting agreement to me.  You should retain a copy for your files.

Please do not hesitate to contact me at * if you have any questions.

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Scott D. Hoffman
Scott D. Hoffman
General Counsel and Chief Administrative Officer of Lazard Ltd

AGREED TO AND ACCEPTED:

/s/ Alexander F. Stern
Alexander F. Stern

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